Driven Brands Announces New Segment Reporting CHARLOTTE, N.C., March 12, 2025 -- Driven Brands Holdings Inc. (NASDAQ: DRVN) (“Driven Brands” or the “Company”) today announced a change in its segment reporting, which is effective the first quarter of 2025. “Our re-aligned reporting structure better reflects how we view our operations and manage the company, providing important insights into the drivers of value creation. A key highlight is that Take 5 Oil Change is now a stand-alone segment, showcasing the strength of our flagship growth driver,” said Mike Diamond, Executive Vice President and Chief Financial Officer. “Additionally, we have consolidated our stable franchise businesses into one segment. This new segment reporting structure underscores our business model: growth from Take 5 Oil Change and free cash flow from our franchise brands.” The Company has recast previously reported quarterly segment financial information for fiscal year 2024 to reflect the new reportable segments. The segment change has no impact on consolidated historical U.S. GAAP financial results. The recast financial information is accessible through the Events & Presentations section of the Company’s Investor Relations website at investors.drivenbrands.com. About Driven Brands Driven Brands™, headquartered in Charlotte, NC, is the largest automotive services company in North America, providing a range of consumer and commercial automotive services, including paint, collision, glass, vehicle repair, oil change, maintenance and car wash. Driven Brands is the parent company of some of North America’s leading automotive service businesses including Take 5 Oil Change®, Take 5 Car Wash®, Meineke Car Care Centers®, Maaco®, 1-800-Radiator & A/C®, Auto Glass Now®, and CARSTAR®. Driven Brands has approximately 5,200 locations across 14 countries, and services approximately 70 million vehicles annually. Driven Brands’ network generates approximately $2.3 billion in annual revenue from approximately $6.5 billion in system-wide sales. Contacts Shareholder/Analyst inquiries: Dawn Francfort ICR, Inc. investors@drivenbrands.com (203) 682-8200 Media inquiries: Taylor Blanchard taylor.blanchard@drivenbrands.com (704) 644-8129 Exhibit 99.1